Exhibit 99.1

P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports Third Quarter Results

Houston, Texas (October 25, 2007) - Duncan Energy Partners L.P. (NYSE: “DEP”) today announced its financial results for the three and eight months ended September 30, 2007. The eight-month period ended September 30, 2007 reflects operations since the completion of the initial public offering (“IPO”) of Duncan Energy Partners on February 5, 2007. For financial reporting purposes, the effective date of the IPO was February 1, 2007. The partnership reported net income of $4.5 million for the third quarter of 2007, or $0.22 per common unit on a fully diluted basis.

Results of operations following the completion of the IPO are reported separately from those of the predecessor of Duncan Energy Partners (“Duncan Energy Partners Predecessor”). There are a number of agreements and other items that went into effect at the time of Duncan Energy Partners’ IPO that affect the comparability of its operating results with the historical operating results of Duncan Energy Partners Predecessor. See “Basis of Presentation of Financial Information” within this release for a summary of these differences.

Distributable cash flow for the third quarter of 2007 was $8.7 million. On October 16, 2007, the Board of Directors of the general partner of Duncan Energy Partners increased the partnership’s quarterly cash distribution rate to its limited partners from $0.40 per common unit to $0.41 per common unit, or $1.64 per unit on an annualized basis. Distributable cash flow for the third quarter of 2007 provided 1.0 times coverage of the quarterly cash distribution. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

“We are pleased to increase the cash distribution rate to our partners this quarter for the first time since our IPO in February,” said Richard H. Bachmann, president and chief executive officer of the general partner of Duncan Energy Partners. “Future increases in the quarterly cash distribution rate are expected as the distributable cash flow from our commercial businesses, whether from our existing assets or the acquisition and/or construction of new assets, warrant.”

Revenue for the third quarter of 2007 was $220.6 million compared to $236.3 million for the third quarter of 2006 as reported by Duncan Energy Partners Predecessor. Gross operating margin for third quarter 2007 decreased to $19.1 million from $22.5 million recorded for the same quarter of 2006 for Duncan Energy Partners Predecessor. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $12.6 million for the third quarter of 2007. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.

“Distributable cash flow for the third quarter of 2007 was impacted again by higher than expected sustaining capital expenditures, the majority of which was due to a Louisiana regulatory requirement to have half of all pipeline integrity assessment work in highly populated areas completed by mid-December. We do not expect this relatively high level of sustaining capital expenditures to continue into 2008,” continued Bachmann.

Review of Segment Quarterly Performance

The results reported below reflect operations for Duncan Energy Partners for the three months ended September 30, 2007, compared to operating results of Duncan Energy Partners Predecessor for the comparable three-month period in 2006.

Duncan Energy Partners owns a 66 percent equity interest in the assets described below, and Enterprise Products Operating LLC (“EPO”) owns the remaining 34 percent equity interest. EPO is a wholly-owned subsidiary of Enterprise Products Partners L.P. and owns the general partner of Duncan Energy Partners. We account for EPO’s interest in our subsidiaries as “Parent Interest” in a manner similar to minority interest. However, from a gross operating margin standpoint, the amounts shown are on a 100 percent basis before the deduction for Parent Interest.

NGL & Petrochemical Storage Services – This segment consists of 33 underground salt dome caverns located at Mont Belvieu, Texas, with an underground storage capacity of approximately 100 million barrels (“MMBbls”), and certain other related assets. Gross operating margin for the third quarter of 2007 increased 24 percent to $7.7 million from $6.2 million in the third quarter of 2006.

Increased storage fees reflective of market rates charged to EPO effective with the Duncan Energy Partners IPO, accounted for an approximate $3.0 million increase in gross operating margin this quarter versus the same quarter last year. Partially offsetting this improvement was a $1.5 million increase in operating expenses, primarily due to higher mechanical integrity costs, repair and maintenance costs, ad valorem taxes and increased operational measurement losses. Also impacting gross operating margin this quarter were decreased storage volumes as a result of lower NGL import activity. With respect to operational measurement gains and losses, such charges are allocated to EPO and have no impact on Duncan Energy Partners’ net income.

Natural Gas Pipelines & Services – This segment includes the Acadian intrastate natural gas system that gathers, transports, stores and markets natural gas in Louisiana. In the aggregate, this system is comprised of over 1,000 miles of high-pressure transmission lines with a throughput capacity of 1 billion cubic feet (“Bcf”) per day and 3 Bcf of natural gas storage capacity. Gross operating margin for the third quarter of 2007 decreased to $3.3 million from $6.2 million in the third quarter of 2006, primarily as a result of higher expenses associated with pipeline integrity work. We expect this higher level of operating costs to decline in the future. Natural gas throughput volumes for the third quarter of 2007 were 761 billion British thermal units per day (“BBtus/d”) compared to 743 BBtus/d for the third quarter of 2006.

Petrochemical Pipeline Services – This segment consists of two petrochemical pipeline systems, aggregating 284 miles of pipeline that transport propylene in Texas and Louisiana. Gross operating margin decreased to $3.0 million in the third quarter of 2007 from $10.1 million in the third quarter of 2006. Approximately $6.1 million of this decrease is attributable to lower tariff rates period-to-period. Prior to our IPO, EPO paid the maximum tariff rate for the use of the Lou-Tex and Sabine Propylene Pipelines. In turn, EPO charged third parties a lower rate to ship volumes on these pipelines. The third party contracts were assigned to us at our IPO. Accordingly, we earn a lower transportation rate than that charged to EPO prior to February 2007. Petrochemical transportation volumes averaged 39,000 barrels per day (“BPD”) for the third quarter of 2007, compared to 38,000 BPD for the third quarter of 2006.

NGL Pipeline Services – This segment includes the partnership’s 286-mile, South Texas NGL Pipeline System that transports natural gas liquids (“NGLs”) from two fractionation facilities located in South Texas to Mont Belvieu, Texas. This system became operational in January 2007 and generated gross operating margin of $5.1 million during the third quarter of 2007 on 73,000 BPD of NGL transportation volumes. Volumes are based on NGL production from EPO’s Shoup and Armstrong fractionators.

Capitalization

Total debt outstanding at September 30, 2007 was $215 million. Duncan Energy Partners had total liquidity of $88 million from unrestricted cash and availability under its $300 million credit facility.

In the third quarter of 2007, in order to expedite the development of a natural gas storage facility at the Mont Belvieu complex from a regulatory perspective, Duncan Energy Partners sold land and regulatory permits to a wholly owned subsidiary of EPO for $3.2 million. Proceeds from this transaction were used to reduce borrowings under Duncan Energy Partners’ credit facility and are reflected as proceeds from the sale of assets in its distributable cash flow for the third quarter of 2007.

The third quarter results for Duncan Energy Partners will be discussed at 8:30 a.m. CDT this morning during the Enterprise Products Partners earnings conference call with analysts and investors. The call will be broadcast live over the Internet and may be accessed by visiting the partnership’s website at www.deplp.com.

Basis of Presentation of Financial Information

We have presented our results of operations following the completion of our IPO separately from those pertaining to Duncan Energy Partners Predecessor. We acquired substantially all of the assets and operations of Duncan Energy Partners Predecessor that are included in our consolidated financial statements. There are a number of agreements and other items that went into effect at the time of our IPO that affect the comparability of our current operating results with the historical operating results of Duncan Energy Partners Predecessor. These differences include:

•

the fees we charge EPO for underground storage services at the facility owned by Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”) increased to market rates as a result of new agreements executed in connection with our IPO;

•	all storage well measurement gains and losses relating to Mont Belvieu Caverns’ facility are now retained by EPO;

•	Mont Belvieu Caverns now makes a special allocation of operational measurement gains and losses to EPO; and

•

the transportation revenues recorded by Enterprise Lou-Tex Propylene Pipeline L.P. and Sabine Propylene Pipeline L.P. decreased after our IPO due to the assignment by EPO to us of certain exchange agreements.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of gross operating margin, distributable cash flow, and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin - We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We define total (or combined) segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses on the sale of assets; and (iii) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges and the cumulative effect of changes in accounting principles. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above)

from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from Evangeline Gas Pipeline Company L.P. and Evangeline Gas Corp. (collectively “Evangeline”) in our measurement of segment gross operating margin and operating income. Our equity investment in Evangeline is a vital component of our business strategy and important to the operations of our Acadian natural gas system. This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Evangeline performs complementary roles to the other business operations of Acadian Gas, LLC (“Acadian Gas”). As circumstances dictate, we may increase our ownership interest in Evangeline or make other equity method investments.

Distributable cash flow - We define distributable cash flow for Duncan Energy Partners as net income or loss plus: (i) depreciation, amortization and accretion expense; (ii) cash distributions received from unconsolidated affiliate, if any, less equity in the earnings of such unconsolidated affiliate; (iii) the subtraction of sustaining capital expenditures; (iv) the addition of losses or subtraction of gains relating to the sale of assets; (v) cash proceeds from the sale of assets; (vi) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amounts to earnings; and (vii) other miscellaneous non-cash amounts affecting net income or loss for the period less parent interest in the above adjustments to net income or loss in deriving distributable cash flow. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

EBITDA - We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation, accretion and amortization expense, with all amounts net of the Parent Interest. EBITDA is commonly used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (iii) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (iv) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of NGLs and petrochemicals. Duncan Energy Partners' assets, located primarily in the Gulf Coast region of Texas and Louisiana, include interests in more than 1,000 miles of natural gas pipelines with a transportation capacity of approximately 1 Bcf per day; nearly 600 miles of NGL and petrochemical pipelines featuring access to the world's largest fractionation complex at Mont Belvieu, Texas; and 33 underground salt dome caverns with about 100 MMBbls of NGL storage capacity.

This press release contains various forward-looking statements and information that are based on Duncan Energy Partners' beliefs and those of its general partner, as well as assumptions made by and information currently available to Duncan Energy Partners. When used in this press release, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding the plans and objectives of Duncan Energy Partners for future operations, are intended to identify forward-looking statements. Although Duncan Energy Partners and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Duncan Energy Partners nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Duncan Energy Partners' actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Duncan Energy Partners ' results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company's debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities; and,

•	the failure to successfully integrate our operations with companies, if any that we may acquire in the future.

Duncan Energy Partners has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.deplp.com

Rick Rainey, Media Relations, (713) 381-3635

###

Exhibit A

Duncan Energy Partners L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

For the Three Months Ended September 30, 2007 and 2006

(Dollars in thousands, except per unit amounts)

		Duncan Energy
	Duncan Energy Partners	Partners Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	September 30, 2007	September 30, 2006
Revenue	$ 220,572	$ 236,311
Costs and expenses:
Operating costs and expenses	208,657	219,393
General and administrative	1,146	734
Total costs and expenses	209,803	220,127
Equity in income of unconsolidated affiliate	(5)	270
Operating income	10,764	16,454
Other income (expense):
Interest expense	(3,180)	--
Other, net	130	2
Total other expense	(3,050)	2
Income before provision for income taxes, parent interest in income of
subsidiaries and the cumulative effect of change in accounting principle	7,714	16,456
Provision for income taxes	(32)	--
Income before parent interest in income of subsidiaries and the
cumulative effect of change in accounting principle	7,682	16,456
Parent interest in income of subsidiaries (see Exhibit E)	(3,188)	--
Income before cumulative effect of change in accounting principle	4,494	16,456
Cumulative effect of change in accounting principle	--	--
Net income	$ 4,494	$ 16,456

Allocation of net income to:
Limited partners	$ 4,404
General partner	$ 90
Per unit data (fully diluted):
Net income per unit	$ 0.22
Average LP units outstanding (in 000s)	20,302
Other financial data:
Net cash flows provided by operating activities	$ 22,086	$ 35,425
Net cash used in investing activities	$ (45,865)	$ (24,999)
Net cash provided by (used in) financing activities	$ 21,576	$ (10,426)
Distributable cash flow	$ 8,666	n/a
EBITDA	$ 12,552	n/a
Depreciation, amortization and accretion – 100% basis	$ 7,321	$ 5,319
Total debt principal outstanding at end of period	$ 215,000	n/a
Capital spending:
Capital expenditures, net of contributions in aid of construction
costs, for property, plant and equipment	$ 48,799	$ 25,005
Investments in unconsolidated affiliate	320	--
Total	$ 49,119	$ 25,005

Exhibit A (continued)

Duncan Energy Partners L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

For the Eight Months Ended September 30, 2007, January 2007 and Nine Months Ended September 30, 2006

(Dollars in thousands, except per unit amounts)

	Duncan Energy	Duncan Energy
	Partners	Partners Predecessor
	For the Eight	For the One	For the Nine
	Months Ended	Month Ended	Months Ended
	September 30, 2007	January 31, 2007	September 30, 2006
Revenue	$ 591,342	$ 66,674	$ 740,102
Costs and expenses:
Operating costs and expenses	555,799	61,187	697,979
General and administrative	2,529	477	2,469
Total costs and expenses	558,328	61,664	700,448
Equity in income of unconsolidated affiliate	155	25	624
Operating income	33,169	5,035	40,278
Other income (expense):
Interest expense	(6,721)	--	--
Other, net	503	--	6
Total other income (expense)	(6,218)	--	6
Income before provision for income taxes, parent interest in income of
subsidiaries and the cumulative effect of change in accounting principle	26,951	5,035	40,284
Provision for income taxes	(146)	--	(21)
Income before parent interest in income of subsidiaries and the
cumulative effect of change in accounting principle	26,805	5,035	40,263
Parent interest in income of subsidiaries (see Exhibit E)	(13,840)	--	--
Income before cumulative effect of change in accounting principle	12,965	5,035	40,263
Cumulative effect of change in accounting principle	--	--	9
Net income	$ 12,965	$ 5,035	$ 40,272

Allocation of net income to:
Limited partners	$ 12,706
General partner	$ 259
Per unit data (fully diluted):
Net income per unit	$ 0.63
Average LP units outstanding (in 000s)	20,302
Other financial data:
Net cash flows provided by (used in) operating activities	$ 86,981	$ (3,535)	$ 62,301
Net cash used in investing activities	$ (128,553)	$ (4,999)	$ (58,226)
Net cash provided by (used in) financing activities	$ 45,362	$ 8,534	$ (4,075)
Distributable cash flow	$ 20,828	n/a	n/a
EBITDA	$ 32,432	n/a	n/a
Depreciation, amortization and accretion – 100% basis	$ 19,099	$ 2,209	$ 15,468
Total debt principal outstanding at end of period	$ 215,000	n/a	n/a
Capital spending:
Capital expenditures, net of contributions in aid of construction
costs, for property, plant and equipment	$ 131,425	$ 4,999	$ 58,186
Investments in unconsolidated affiliate	384	--	59
Total	$ 131,809	$ 4,999	$ 58,245

Exhibit B

Duncan Energy Partners L.P.

Selected Financial and Operating Data

(Dollars in thousands, operating data as noted)

		Duncan Energy
	Duncan Energy Partners	Partners Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	September 30, 2007	September 30, 2006
Gross operating margin by segment:
NGL and Petrochemical Storage Services	$ 7,652	$ 6,209
Natural Gas Pipelines & Services	3,308	6,177
Petrochemical Pipeline Services	3,047	10,117
NGL Pipeline Services	5,135	--
Total non-GAAP gross operating margin	19,142	22,503
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(7,249)	(5,319)
Gain on sale of assets in operating costs and expenses	17	4
General and administrative expenses	(1,146)	(734)
Operating income per GAAP	$ 10,764	$ 16,454

Selected operating data:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	761	743
Petrochemical Pipeline Services, net:
Petrochemical transportation volumes (MBPD)	39	38
NGL Pipeline Services, net:
NGL transportation volumes (MBPD)	73	--

	Duncan Energy	Duncan Energy
	Partners	Partners Predecessor
	For the Eight	For the One	For the Nine
	Months Ended	Month Ended	Months Ended
	September 30, 2007	January 31, 2007	September 30, 2006
Gross operating margin by segment:
NGL and Petrochemical Storage Services	$ 25,073	$ 1,770	$ 15,080
Natural Gas Pipelines & Services	7,364	1,605	17,058
Petrochemical Pipeline Services	8,551	2,700	26,060
NGL Pipeline Services	13,658	1,646	--
Total non-GAAP gross operating margin	54,646	7,721	58,198
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(18,967)	(2,209)	(15,468)
Gain on sale of assets in operating costs and expenses	19	--	17
General and administrative expenses	(2,529)	(477)	(2,469)
Operating income per GAAP	$ 33,169	$ 5,035	$ 40,278

Selected operating data:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	721	701	773
Petrochemical Pipeline Services, net:
Petrochemical transportation volumes (MBPD)	37	37	36
NGL Pipeline Services, net:
NGL transportation volumes (MBPD)	72	67	--

Exhibit C

Duncan Energy Partners L.P.

Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures

Distributable Cash Flow

For the Three and Eight Months Ended September 30, 2007

(Dollars in thousands)

The following tables presents our calculation of distributable cash flow for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three	For the Eight
	Months Ended	Months Ended
	September 30, 2007	September 30, 2007
Net income	$ 4,494	$ 12,965
Adjustments to derive distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	32	85
Depreciation, amortization and accretion in costs and expenses	7,321	19,099
Deferred income tax expense	2	64
Equity in (income) loss of unconsolidated affiliate	5	(155)
Gain on sale of assets	(17)	(19)
Proceeds from sale of assets	3,254	3,256
Sustaining capital expenditures	(4,434)	(10,574)
Changes in fair market value of financial instruments	158	157
Parent 34% interest in adjustments noted above	(2,149)	(4,050)
Distributable cash flow	8,666	20,828
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from sale of assets	(3,254)	(3,256)
Sustaining capital expenditures	4,434	10,574
Parent interest in income of subsidiaries	3,188	13,840
Parent 34% interest in adjustments to derive distributable cash flow (see above)	2,149	4,050
Net effect of changes in operating accounts	6,903	40,945
Net cash flows provided by operating activities	$ 22,086	$ 86,981

Exhibit D

Duncan Energy Partners L.P.

Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures – EBITDA

(Dollars in thousands)

The following tables presents our calculation of EBITDA for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three	For the Eight
	Months Ended	Months Ended
	September 30, 2007	September 30, 2007
Net income	$ 4,494	$ 12,965
Additions to net income (net of Parent Interest) to derive EBITDA:
Interest expense (including related amortization)	3,180	6,721
Provision for income taxes	22	96
Depreciation, amortization and accretion in costs and expenses	4,856	12,650
EBITDA	12,552	32,432
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(3,180)	(6,721)
Provision for income taxes	(22)	(96)
Depreciation, amortization and accretion in costs and expenses not
reflected in EBITDA	2,465	6,449
Cumulative effect of a change in accounting principle	--	--
Equity in (income) loss of unconsolidated affiliate	5	(155)
Amortization in interest expense	32	85
Deferred income tax expense	2	64
Parent interest in income of subsidiaries	3,188	13,840
Loss (gain) on sale of assets	(17)	(19)
Changes in fair market value of financial instruments	158	157
Net effect of changes in operating accounts	6,903	40,945
Net cash flows provided by operating activities	$ 22,086	$ 86,981

Exhibit E

Duncan Energy Partners L.P.

Parent Interest Calculations

For the Three and Eight Months Ended September 30, 2007

(Dollars in thousands)

In connection with Duncan Energy Partners’ initial public offering, Enterprise Products Operating LLC (“EPO”) contributed to Duncan Energy Partners 66% of the equity interest in Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene, Sabine Propylene and South Texas NGL. EPO retained the remaining 34% equity interest in each of these entities. We account for EPO’s share of our subsidiaries’ net assets and income as Parent interest in a manner similar to minority interest.

The following table presents our calculation of Parent interest in income of subsidiaries for the three months and eight months ended September 30, 2007:

		For The Three		For the Eight
		Months Ended		Months Ended
		September 30, 2007		September 30, 2007
Net income amounts:
Mont Belvieu Caverns’ net income (before special allocation of
operational measurement gains and losses)	$ 3,824		$ 15,376
Add (Deduct) operational measurement loss/(gain) allocated to Parent	936	$ (936)	(3,209)	$ 3,209
Remaining Mont Belvieu Caverns’ net income to allocate to partners	4,760		12,167
Multiplied by Parent 34% interest in remaining net income	x 34%		x 34%
Mont Belvieu Caverns’ net income allocated to Parent	1,618	1,618	4,137	4,137

Acadian Gas net income multiplied by Parent 34% interest		364		610
Lou-Tex Propylene net income multiplied by Parent 34% interest		660		1,922
Sabine Propylene net income multiplied by Parent 34% interest		89		238
South Texas NGL net income multiplied by Parent 34% interest		1,393		3,724
Parent interest in income of subsidiaries		$ 3,188		$ 13,840